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                                                                     EXHIBIT 3.1

                            CERTIFICATE OF AMENDMENT
                                     OF THE
                           ARTICLES OF INCORPORATION
                                       OF
                            IMPLANTABLE VISION, INC.


     The undersigned, a duly authorized officer of Implantable Vision, Inc., a corporation organized and existing under the Business Corporation Act of the State of Utah (the "Corporation"), DOES HEREBY CERTIFY in accordance with the Business Corporation Act of the State of Utah as follows:

               A. The Corporation was originally incorporated under the name "Arrowhead Energy Corporation", and the original Articles of Incorporation was filed with the Secretary of the State of Utah on March 2, 1981. The Amended and Restated Articles of Incorporation of the Corporation (the "Restated Articles") was filed on November 15, 2006.

               B. The Board of Directors of the Corporation duly adopted a resolution proposing and declaring advisable the amendments to the Restated Articles described herein, and the holder of all of the issued and outstanding shares of the Corporation's Series A Preferred Stock duly adopted such amendments, all in accordance with the provisions of Sections 16-10a-1003, 16-10a-1004, 16-10a-821 and 16-10a-704 of the Business Corporation Act of the State of Utah.

               C. Section 4 of Article FOURTH of the Restated Articles is hereby deleted in its entirety and replaced in its entirety by the following:

     "4. Conversion. The holders of shares of Series A Preferred Stock shall have the following conversion rights:

          (a) Conversion. Subject to the limitations set forth below, each share of the Series A Preferred Stock shall be convertible at any time prior to January 1, 2009, in whole or in part, unless previously redeemed, at the option of the holder of record thereof, into ten (10) shares of Common Stock, upon surrender to the Corporation or its transfer agent of the certificate or certificates representing the Series A Preferred Stock to be converted, as provided below, or if the holder notifies the Corporation or its transfer agent that such certificate or certificates have been lost, stolen or destroyed, upon the execution and delivery of an agreement satisfactory to the Corporation to indemnify the Corporation from any losses incurred by it in connection therewith.


          (b) Mechanics of Conversion. In the case of a conversion, before any holder of Series A Preferred Stock shall be entitled to convert the same into shares of Common Stock as above described, it shall surrender the certificate or certificates therefore, duly endorsed, at the office of the Corporation or its transfer agent for the Series A Preferred Stock (or an indemnification agreement in case such certificates have been lost, stolen or destroyed), and shall give written notice to the Corporation of the election to convert the

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     same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter and in any case within two (2) business days of the Corporation's receipt of the notice of conversion, issue and deliver at such office to such holder of Series A Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid: provided that such holder or nominee(s), as the case may be, shall be deemed to be the owner of record of such Common Stock as of the date that written notice is given to the Corporation of such holder's properly completed and executed election to convert and the surrender of the certificates representing the Series A Preferred Stock being converted, duly endorsed, at the office of the Corporation or its transfer agent (or an indemnification agreement in case such certificates have been lost, stolen or destroyed). A certificate or certificates will be issued for the remaining shares of Series A Preferred Stock in any case in which fewer than all of the shares of Series A Preferred Stock represented by a certificate are converted.

          (c) Limitation on Conversion. No single holder of Series A Preferred Stock shall be allowed to exercise its conversion privilege to an extent that immediately following the conversion, the holder would be beneficial owner of more than 4.999% of the outstanding Common Stock of the Corporation after such conversion. Such restriction shall be continuing, but shall not prevent the exercise of the conversion privilege by a holder up to an amount that when combined with existing holdings, would not exceed 4.999% of the Corporation. Notwithstanding the foregoing, this Beneficial Ownership Limitation shall automatically terminate immediately on October 29, 2009. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 4(c) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Limitation on Conversion herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation.

          (d) Issue taxes. The Corporation shall pay all issue taxes, if any, incurred in respect of the issue of shares of Common Stock on conversion. If a holder of shares surrendered for conversion specifies that the shares of Common Stock to be issued on conversion are to be issued in a name or names other that the name or names in which such surrendered shares stand, then the Corporation shall not be required to pay any transfer or other taxes incurred by reason of the issuance of such shares of Common Stock to the name of another, and if the appropriate transfer taxes shall not have been paid to the Corporation or the transfer agent for the Series A Preferred Stock at the time of surrender of the shares involved, the shares of Common Stock issued upon conversion thereof may be registered in the name or names in which the surrendered shares were registered, despite the instructions to the contrary.

          (e) Valid Issuance. All shares of Common Stock which may be issued in connection with the conversion provisions set forth herein will, upon issuance by the Corporation, be validly issued, fully paid an nonassessable, free from preemptive rights

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     and free from all taxes, liens or charges with respect thereto created or imposed by the Corporation."


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     IN WITNESS WHEREOF, the undersigned, being the Chief Financial Officer and
Secretary of the Corporation, does hereby execute this Certificate of Amendment as of March 16, 2006.

                                   IMPLANTABLE VISION, INC.


                                   By: /s/ William Rozakis
                                       -----------------------------------------
                                       Name:    William Rozakis
                                       Title:   Chief Financial Officer
                                                and Secretary

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